EXHIBIT 3.1

STATE OF DELAWARE
SECRETARY OF STATE
DIVISION OF
CORPORATIONS FILED
02:30 PM 09/17/l993
753260005 -2351447

CERTIFICATE OF INCORPORATION
OF
GIBRALTAR STEEL CORPORATION
The undersigned, a natural person over the age of 18 years, for the purpose of organizing a corporation for conducting the business and promoting the purposes hereinafter stated, under the provisions and subject to the requirements of Section 102 of the General Corporation Law of the State of Delaware (the "GCL") hereby certifies that:
FIRST: The name of the corporation is Gibraltar Steel Corporation (the "Corporation").
SECOND: The address, including street, number, city and county of the registered office of the Corporation in the State of Delaware is 32 Loockerman square, suite L 100, Dover, Delaware 19901 , County of Kent, and the name of the registered agent of the Corporation in the State of Delaware at such address is The Prentice-Hall Corporation System, Inc.
THIRD: The nature of the business and of the purposes to be conducted and promoted by the Corporation are in general to carry on any business and engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.
FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is 60,000,000 shares, of which
50,000,000 of the par value of $.01 per share shall be common stock ("Common Stock") and of which 10,000,000 of the par value of
$.01 per share shall be preferred stock ("Preferred Stock"). All of such shares shall be issued as fully paid and non-assessable shares, and the holder thereof shall not be liable for any further payments in respect thereof
The Preferred Stock may be issued, from time to time, in one or more classes or series, with such designations, preferences and relative, participating, optional or other rights, qualifications, limitations or restrictions thereof as shall be stated and expressed in the resolution or resolutions providing for the issue of such class or series adopted by the Board of Directors from time to time, pursuant to the authority herein given, a copy of which resolution or resolutions shall have been set forth in a certificate made, executed, acknowledged, filed and recorded in the manner required by the laws of the State of Delaware in order to make the same effective. Each series shall consist of such number of shares as shall be stated and expressed in such resolution or resolutions providing for the issuance of the stock of such series. All shares of any one series of Preferred Stock shall be alike in every particular.
FIFTH : The name and mailing address of the sole Incorporator is as follows:

Robert J. Olivieri, Esq.
Lippes, Silverstein, Mathias & Wexler
700 Guaranty Building
28 Church Street
Buffalo, New York 14202-3950
SIXTH: The Corporation is to have perpetual existence.
SEVENTH: The business and affairs of the Corporation shall be managed by or under the direction of the Board of
Directors, and the directors need not be elected by ballot unless required by the By-Laws of the Corporation. In furtherance and not in limitation of the powers conferred by statute, the Board of Directors of the Corporation shall have concurrent power with the stockholders to adopt, amend or repeal the By-Laws of the Corporation.
EIGHTH: Action shall be taken by the stockholders of the Corporation only at annual or special meetings of stockholders, and stockholders may not act by written consent. Special meetings of the Corporation may be called only as provided in the By-Laws.
NINTH: (a) Meetings of stockholders may be held within or without the State of Delaware, as the By-Laws of the Corporation may provide. The books of the Corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the By-Laws of the Corporation. The Board of Directors shall from time to time decide whether and to what extent and at what times and under what conditions and requirements the accounts and books of the Corporation, or any of them, except the stock book, shall be open to the inspection of the stockholders, and no stockholder shall have any right to inspect any books or documents of the Corporation except as conferred by the laws of the State of Delaware or as authorized by the Board of Directors.
(b) Directors elected by holders of stock of the Corporation entitled to vote generally in the election of directors may be removed at any time by a majority vote of such stockholders, provided that such removal may only be for cause. Directors elected by any class of stock, voting separately as a class, may be removed only by a majority vote of such class, voting separately as a class, so long as the voting power of such class shall continue, provided such removal

EXHIBIT 3.1

may only be for cause.
TENTH: (a) The number of directors of the Corporation, exclusive of directors, if any, to be elected by the holders of one or more classes or series of Preferred Stock, shall be not less than three nor more than 15. Subject to such limitation, such number may be fixed by the affirmative vote of a majority of the directors then in office. The directors of the Corporation shall be divided into three classes, as nearly equal in number as practicable. The term of office of the first class shall expire at the first annual meeting of stockholders succeeding the effective date of this Certificate of Incorporation the term of office of the second class shall expire at the second annual meeting succeeding such effective date and the term of office of the third class shall expire at the third annual meeting succeeding such effective date. At each annual meeting, directors to succeed those whose terms of office expire at such annual meeting shall be elected to hold office until the third succeeding annual meeting or until his other successor shall be elected and qualify, or until his or her earlier death, resignation or removal. If the number of directors is changed, the number of directorships shall be apportioned among the classes as to make each class as nearly equal in size as practicable but in no case will a decrease shorten the term of any incumbent director.
(a)Any vacancies on the Board of Directors occurring for any reason, or any newly created directorships resulting from any increase in the number of directors, shall be filled by a majority of the Board of Directors then in office (even if, in the case of a vacancy not resulting from an increase in the size of the Board, said directors constitute less than a quorum), the appointee to any such vacancy to serve for the unexpired portion of the term of the director whose leaving the board created the vacancy, and the appointee to any newly created directorship to be assigned by the board to such class of the board so as to make the classes as nearly equal in size as practicable . Notwithstanding the foregoing, whenever the holders of one or more classes or series of Preferred Stock issued by the Corporation shall have the right, voting separately by class or series, to elect directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of this Certificate of Incorporation applicable thereto, and such directors so elected shall not be divided into classes pursuant to this subsection (b) of Article TENTH unless expressly provided by such terms.
ELEVENTH: (a) In addition to any affirmative vote required by law or this Certificate of Incorporation, and except as otherwise expressly provided in Section 2 of this Article Eleventh, any transaction or contract which involves or includes:
(i)any merger or consolidation of the Corporation or any Subsidiary (as hereinafter defined) with (A) any Interested Stockholder (as hereinafter defined), or (B) any other corporation (whether or not itself an Interested Stockholder) which is, or after such merger or consolidation would be, an Affiliate (as hereinafter defined) of an Interested Stockholder; or
(ii)any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions) to or with any Interested Stockholder or any Affiliate of any Interested Stockholder of any assets of the Corporation or any Subsidiary having an aggregate Fair Market Value (as hereinafter defined) of $50 million or more; or
(iii)the issuance or transfer by the Corporation or any Subsidiary (in one transaction or a series of transactions) of any securities of the Corporation or any Subsidiary to any Interested Stockholder or any Affiliate of any Interested Stockholder in exchange for cash, securities or other property (or a combination thereof) having an aggregate Fair Market Value of $50 million or more; or
(iv)the adopting of any plan or proposal for the liquidation or dissolution of the Corporation proposed by or on behalf of any Interested Stockholder or any Affiliate of any Interested Stockholder; or
(v)any reclassification of securities (including any reverse stock split), or recapitalization of the Corporation, or any merger or consolidation of the Corporation with any of its Subsidiaries or any other transaction (whether or not with or into or otherwise involving an Interested Stockholder) which has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class of Equity Security (as hereinafter defined) of the Corporation or any Subsidiary which is directly or indirectly owned

by any Interested Stockholder or any Affiliate of any Interested Stockholder; shall require the affirmative vote of the holders of at least	'-
80 percent of the voting power of the then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors (the "Voting Stock"), voting together as a single class. Such affirmative vote shall be required notwithstanding the fact that no vote may be required, or that a lesser percentage may be specified by law or in any agreement with any national securities exchange or this Certificate of lncorporation exclusive of this Article Eleventh.
(b) The provisions of Section (a) of this Article Eleventh shall not be applicable to any particular Business Combination (as hereinafter defined) , and such Business Combination shall require only such affirmative vote as is required by law and any other provision of this Certificate of lncorporation, if all of the conditions specified in either of the following clauses (i) or (ii) are met:

defined); or

(i)	The Business Combination shall have been approved by a majority of the Disinterested Directors (as hereinafter

(ii)	All of the following conditions shall have been met:

(A)	The aggregate amount of the cash and the Fair Market Value, as of the date of the consummation of the Business
Combination, of consideration other than cash to be received per share by holders of Common Stock in such Business Combination shall be at least equal to the higher of the following:
(l) (If applicable) the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers' fees) paid by the Interested Stockholder for any shares of Common Stock acquired by it (A) within the two-year period immediately prior to the first public announcement of the terms of the proposed Business Combination (the "Announcement Date"), or

(B)	in the transaction in which it became an Interested Stockholder, whichever is higher; or

EXHIBIT 3.1

(2) The Fair Market Value per share of Common Stock on the Announcement Date or on the date on which the Interested Stockholder became an Interested Stockholder (such latter dated is referred to in this Article Eleventh as the "Determination Date"), whichever is higher.
(A)The aggregate amount of the cash and the Fair Market Value, as of the date of the consummation of the Business Combination, of consideration other than cash to be received per share by holders of shares of any other class of outstanding Voting Stock shall be at least equal to the highest of the following (it being intended that the requirements of this paragraph (B) shall be required to be met with respect to every class of outstanding Voting Stock, whether or not the Interested Stockholder has previously acquired any shares of a particular class of Voting Stock):
(1) (If applicable) the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers' fees) paid by the Interested Stockholder for any shares of such class of Voting Stock acquired by it (A) within the two-year period immediately prior to the Announcement Date, or (B) in the transaction in which it became an Interested Stockholder, whichever is higher;
(1)(If applicable) the highest preferential amount per share to which the holders of shares of such class of Voting Stock are entitled in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation; and
(2)The Fair Market Value per share of such class of Voting Stock on the Announcement Date or on the Determination Date, whichever is higher.

(B)The consideration to be received by holders of a particular class of outstanding Voting Stock (including Common Stock) shall be in cash or in the same form as the Interested Stockholder has previously paid for shares of such class of Voting Stock. Ifthe interested Stockholder has paid for shares of any class of Voting Stock with varying forms of consideration, the form of consideration for such class of Voting Stock shall be either cash or the form used to acquire the largest number of shares of such class of Voting Stock previously acquired by it. The price determined in accordance with subparagraphs (ii)(A) and (ii)(B) of this Article Eleventh shall be subject to appropriate adjustment in the event of any stock dividend, stock split, combination of shares or similar event.
(C)After the Determination Date and prior to the consummation of such Business Combination: (i) except as approved by a majority of the Disinterested Directors, there shall have been no failure to declare and pay at the regular date therefor any full quarterly dividends (whether or not cumulative) on any outstanding stock having preference over the Common Stock as to dividends or upon liquidation; (ii) there shall have been (A) no reduction in the annual rate of dividends paid on the Common Stock (except as necessary to reflect any subdivision of the Common Stock), except as approved by a majority of the Disinterested Directors, and (B) an increase in such annual rate of dividends as necessary to reflect any reclassification (including any reverse stock split), recapitalization, reorganization or any similar transaction which has the effect of reducing the number of outstanding shares of the Common Stock, unless the failure so to increase such annual rate is approved by a majority of the Disinterested Directors; and (iii) such Interested Stockholder shall have not become the beneficial owner of any additional shares of Voting Stock or securities convertible into Voting Stock except as part of the transaction which results in such Interested Stockholder becoming an Interested Stockholder.
(D)After the Determination Date, such Interested Stockholder shall not have received the benefit, directly or indirectly (except proportionately as a stockholder), of any loans, advances, guarantees, pledges or other financial assistance or any tax credits or other tax advantages provided by the Corporation, whether in anticipation of or in connection with such Business Combination or otherwise.
(E)A proxy or information statement describing the proposed Business Combination and complying with the requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations thereunder (or any subsequent provisions replacing the Exchange Act; rules or regulations) shall be mailed to public stockholders of the Corporation at least thirty days prior to the consummation of such Business Combination (whether or not such proxy or information statement is required to be mailed pursuant to the Exchange Act or subsequent provisions).

(a)	The following terms shall have the following meanings when used herein:
(i)"Affiliate" or "Associate" shall have the respective meaning ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Exchange Act.

(ii)	A person is a "beneficial owner" of any Voting Stock:
(A)which such person or any of its Affiliates or Associates (as herein above defined) beneficially owns directly or indirectly; or

(B)	which such person or any of its Affiliates or Associates has (1) the right to acquire (whether such right is exercisable immediately or only after the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options or otherwise, or (2) the right to vote pursuant to any agreement, arrangement or understanding; or
(C)which are beneficially owned, directly or indirectly, by any other person with which such person or any of its Affiliates or Associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares of Voting Stock.

(iii)	"Business Combination" means any transaction or contract which is referred to in any one or more of clauses

(i)	through (v) of paragraph (a) of this Article Eleventh.
(i)"Disinterested Director" means any member of the Board of Directors who is unaffiliated with the Interested Stockholder and was a member of the Board of Directors prior to the Determination Date, and any successor of a Disinterested Director who is unaffiliated with the Interested Stockholder and is recommended to succeed a Disinterested Director by a

EXHIBIT 3.1

majority of Disinterested Directors then on the Board of Directors.

(ii)	"Equity Security" shall have the meaning ascribed to such term in Section 3(a)(l l) of the Exchange Act.
(iii)"Fair Market Value" means: (A) in the case of stock, the highest closing sale price during the thirty-day period immediately preceding the date in question of a share of such stock on the Composite Tape for New York Stock Exchange issues, or, if such stock is not quoted on the Composite Tape, or the New York Stock Exchange, or, if such stock is not listed on such Exchange, on the principal United States securities exchange registered under the Exchange Act on which such stock is listed, or, if such stock is not listed on any such exchange, the highest closing bid quotation with respect to a share of such stock during the thirty-day period preceding the date in question on the National Association of Securities Dealers, Inc. Automated Quotation System or any system then in use, or if no such quotations are available, the fair market value on the date in question of a share of such stock as determined by the Disinterested Directors in good faith; and (B) in the case of property on the date in question as determined by a majority of the Disinterested Directors.

(iv)	"Interested Stockholder" means any person (other than (A) the Corporation, or (8) any Subsidiary, which:

(1)	is the beneficial owner, directly or indirectly, of 20 percent or more of the voting power of the outstanding Voting Stock;
or

(1)	is an Affiliate of the Corporation and at any time within the two-year period immediately prior to the date in question was the beneficial owner, directly or indirectly, of 20 percent or more of the voting power of the then outstanding Voting Stock; or

(2)	is an assignee of or has otherwise succeeded to any shares of Voting Stock which were at any time within the two
(2) year period immediately prior to the date in question beneficially owned by any Interested Stockholder, if such assignment or succession shall have occurred in the course of a transaction or series of transactions not involving a public offering within the meaning of the Securities Act of 1933, as amended.
For the purpose of determining whether a person is an Interested Stockholder pursuant to clause (vii) hereof, the number of shares of Voting Stock deemed to be outstanding shall include shares deemed owned through application of paragraph (b) hereof, but shall not include any other shares of Voting Stock which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

(v)	"Person" shall mean any individual, firm, corporation or other entity.
(vi)"Subsidiary" means any corporation of which a majority of any class of Equity Security is owned, directly or indirectly, by the Corporation; provided, however, that for the purposes of the definition of Interested Stockholder set forth in subparagraph
(vii) hereof, the term "Subsidiary" shall mean only a corporation of which a majority of each class of Equity Security is owned, directly or indirectly, by the Corporation.
(x) In the event of any Business Combination in which the Corporation survives, the phrase "consideration other than cash to be received" as used in subparagraph (b) (ii)A and (b) (ii) (B) of this Article Eleventh shall include the shares of Common Stock and/or the shares of any other class of outstanding voting Stock retained by the holders of such shares.
(a)A majority of the Disinterested Directors shall have the power to interpret all of the terms and provisions of this
Article Eleventh, including, without limitation, and on the basis of information known to the Disinterested Directors after reasonable inquiry (i) whether a person is an Interested Stockholder; (ii) the number of shares of Voting Stock beneficially owned by any person;
(iii) whether a person is an Affiliate or Associate of another; (iv) whether the assets which are the subject of any Business Combination have, or the consideration to be received for the issuance or transfer of securities by the
Corporation or any Subsidiary in any Business Combination has, an aggregate Fair Market Value of $50 million or more.
(b)Nothing contained in this Article Eleventh shall be construed to relieve any Interested Stockholder from any fiduciary obligation imposed by law.
(t) Notwithstanding any other provisions of this Certificate of Incorporation or the By-Laws (and notwithstanding the fact that a lesser percentage may be specified by law, this Certificate of Incorporation or the By-Laws or otherwise), the affirmative vote or consent of the holders of 80 percent or more of the outstanding Voting Stock voting together as a single class shall be required to amend or repeal, or adopt any provisions inconsistent with, this Article Eleventh or any provision hereof.
TWELFTH: (a) The Corporation shall indemnify its directors and officers to the fullest extent authorized or permitted by the GCL, as the same exists or may hereafter be amended, and such right to indemnification shall continue as to a person who has ceased to be a director or officer of the Corporation and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that except for proceeding s to enforce rights to indemnification, the Corporation shall not be obligated to indemnify any director or officer (or his or her heirs, executors or administrators) in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized or consented to by the Board of Directors of the Corporation.
(a)Expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding shall be paid by the Corporation in advance of final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director of officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation as authorized in this subsection (b) of Article TWELFTH.
(b)The Corporation may, to the extent authorized from time to time by the Board of Directors, provide rights to indemnification and to the advancement of expenses to employees and agents of the Corporation who are not directors or officers similar to those conferred in this Article TWELFTH to directors and officers of the Corporation.
(c)The rights to indemnification and to the advancement of expenses conferred in this Article TWELFTH shall not be exclusive of any other right which any person may have or hereafter acquire under this Certificate of

EXHIBIT 3.1

Incorporation, the By-Laws, any statute, agreement, vote of stockholders or disinterested directors or otherwise.
(d)Any repeal or modification of this Article TWELFTH by the stockholders of the Corporation shall not adversely affect any rights to indemnification and advancement of expenses of a director or officer of the Corporation existing pursuant to this Article TWELFTH with respect to any acts or omissions occurring prior to such repeal or modification.
THIRTEENTH: To the fullest extent permitted by the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. The modification or repeal of this Article Thirteenth shall not affect the restriction hereunder of a director's personal liability for any breach, act or omission occurring prior to such modification or repeal.
In addition to the powers and authority hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the GCL, this Certificate of Incorporation, and any By-Laws adopted by the stockholders; provided, however,    at no By Laws hereafter adopted by the stockholders shall invalidate any prior act of the directors which would have been valid if such By-Laws had not been adopted.
FOURTEENTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation in the manner now or hereafter prescribed herein and by the laws of the State of Delaware, and all rights conferred upon stockholders herein are granted subject to this reservation.
Dated: September 15, 1993

    Isl Robert J. Olivieri, Esq.
Robert J. Olivieri, Esq.
Sole Incorporator
Lippes, Silverstein, Mathias & Wexler
700 Guaranty Building
28 Church Street
Buffalo, New York 14202-3950

EXHIBIT 3.1

State of Delaware Secretary of State Division of Corporations
Delivered 11:16 AM 1012712004
FILED 10:52 AM 1012712004
SRV 040774720 -2351447 FILE

/
CERTIFICATE OF AMENDMENT
OF THE
CERTIFICATE OF INCORPORATION
OF
GIBRALTAR STEEL CORPORATION
Gibraltar Steel Corporation, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify:
FIRST: That the Board of Directors of said corporation at a meeting held on August 19, 2004, the minutes of which are filed with the minutes of the Board of Directors, a resolution proposing and declaring advisable the following amendment to the Certificate of Incorporation of said corporation was adopted:
RESOLVED, that, it is in the best interest of the Company that the Certificate of lncorporation of the Company be amended by changing Article First thereof so that, as amended, Article First read as follows:
"First: The name of the Corporation (the "Corporation") is: Gibraltar Industries, Inc."
SECOND: That a meeting was held and a vote of stockholders was taken on October 26, 2004, and said amendment was approved. THIRD: That the aforesaid amendment was duly adopted in accordance with the provisions of Sections 242 of the General
Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said Gibraltar Steel Corporation has caused this certificate to be signed by John E. Flint, its Secretary and Senior Vice President, this 26th day of October, 2004.

GIBRALTAR STEEL CORPORATION

Isl John E . Flint      Name: John E. Flint
Title: Secretary and Senior Vice President

EXHIBIT 3.1

State of Delaware
Secretary of State
Division of Corporations
Delivered I 2:24 PM 05/ I I /2005
FILED I 2:24 PM 05/ Jl/2005
SRV 050383278 -235I 447 FILE

CERTIFICATE OF CHANGE OF REGISTERED AGENT AND
REGISTERED OFFICE
* * * *
Gibraltar Industries, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware

DOES HEREBY CERTIFY:
That the registered office of the corporation in the state of Delaware is hereby changed to Corporation Trust Center, 1209 Orange Street. Wilmington, New Castle County, Delaware 19801.
That the registered agent of the corporation is hereby changed to THE CORPORATION TRUST COMPANY, the business address of which is identical to the aforementioned registered office as changed.
That the changes in the registered office and registered agent of the corporation as set forth herein were duly authorized by resolution of the Board of Directors of the corporation.
IN WITNESS WHEREOF, the corporation has caused this Certificate to be signed by an authorized officer, this 6 day of May, 2005.-

Isl John E. Flint      John E. Flint, Senior Vice President

EXHIBIT 3.1

CERTIFICATE OF AMENDMENT
TO THE
CERTIFICATE OF INCORPORATION
OF
GIBRALTAR INDUSTRIES, INC.

Gibraltar Industries, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify:

FIRST: That the Board of Directors of the Corporation has adopted the following resolutions proposing and declaring advisable an amendment to the Certificate of lncorporation of the Corporation:

RESOLVED, that it being advisable to amend the Certificate of lncorporation of the Corporation to remove the restriction preventing stockholders from taking action by written consent, the proposal to amend the Certificate of lncorporation to remove such restriction shall be, and hereby is, authorized and approved; and it is further
RESOLVED, that to carry into effect the intent of the foregoing resolution, Article Eighth of the Corporation's Certificate of Incorporation shall be amended by deleting the same in its entirety and substituting therefor a new Article Eighth to read as follows:
"EIGHTH: Action shall be taken by the stockholders of the Corporation only at any annual or special meetings of stockholders or by written consent of the stockholders. Special meetings of the stockholders of the Corporation may be called only as provided in the By-Laws."

SECOND: That a meeting was held and a vote of stockholders was taken on May 3, 2012, and said amendment was approved.

THIRD: That the aforesaid amendment was duly adopted in accordance with the provisions of Sections 242 of the General Corporation Law of the State of Delaware.

IN WI1NESS WHEREOF, Gibraltar Industries, Inc. has caused this certificate to be signed by an authorized officer this 22nd day of May, 2012.

GIBRALTAR INDUSTRIES, INC.

By: /s/ Kenneth W. Smith
Kenneth W. Smith
Senior Vice President and
Chief Financial Officer

EXHIBIT 3.1

CERTIFICATE OF AMENDMENT
TO THE
CERTIFICATE.OF INCORPORATION
OF
GIBRALTAR INDUSTRIES, INC.

Gibraltar Industries, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify :

FIRST: That at a meeting of the Board of Directors of the Corporation, resolutions were duly adopted setting forth a proposed amendment of the Certificate of lncorporation of the Corporation, declaring said amendment to be advisable. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that it being advisable to amend the Certificate of lncorporation of the Corporation to eliminate the provisions that result in staggered expiration of the terms of members of the Board of Directors and to provide instead for the annual election of Directors, the Certificate of lncorporation of the Corporation is hereby amended by deleting Article Tenth in its entirety and substituting therefor a new Article Tenth to read as follows:

"TENTH: (a) The number of directors of the Corporation, exclusive of directors, if any, to be elected by the holders of one or more classes or series of Preferred Stock, shall be not less than three nor more than 15.
Subject to such limitation, such number may be fixed by the affirmative vote of a majority of the directors then in office. Effective as of the annual meeting of the Corporation's stockholders to be held in 2016 and at each annual meeting of the Corporation's stockholders thereafter, except as otherwise provided by law, each director to be elected at any such annual meeting shall be elected to serve until the next annual meeting of the Corporation's stockholders and until his or her successor is duly elected and qualified ; provided, however, that any director who prior to the annual meeting of the Corporation's stockholders in 2016 was elected to a term that continues beyond the date of the annual meeting of the Corporation's stockholders in 2016, shall continue to serve as a director for the remainder of his or her elected term or until his or her earlier death, resignation or removal.

(b) Any vacancies on the Board of Directors occurring for any reason, or any newly created directorships resulting from any increase in the number of directors, shall be filled by a majority of the Board of Directors then in office (even if, in the case of a vacancy not resulting from an increase in the size of the Board, said directors constitute less than a quorum), the appointee to any such vacancy to serve for the unexpired portion of the term of the director whose leaving the board created the vacancy. Notwithstanding the foregoing, whenever the holders of one or more classes or series of Preferred Stock issued by the Corporation shall have the right, voting separately by class or series, to elect directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of this Certificate of Incorporation applicable thereto."

SECOND: That thereafter, an annual meeting of the stockholders of the Corporation was held, at which meeting said amendment was approved.

THIRD: That the aforesaid amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware

FOURTH: That this Certificate of Amendment of the Certificate of lncorporation shall be effective upon filing.

IN WITNESS WHEREOF, Gibraltar Industries, Inc. has caused this certificate to be executed and attested this 11th day of May, 2015.

GIBRALTAR INDUSTRIES, INC.
By:    /s/ Kenneth W. Smith
Kenneth W. Smith
Senior Vice President and
Chief Financial Officer